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                                                                   EXHIBIT 10.19


                      [Renaissance Solutions Letterhead]


July 17, 1996


Professor John F. Rockart
150 Cherry Brook Road
Weston, MA  02193

Subject:  Faculty Consulting Agreement, 1996-1997

Dear Jack:

1.  Introduction

Renaissance Solutions, Inc. (RSI) is a professional service organization that provides innovative solutions to leading edge problems for world-class clients. Our strategy requires us to stay at the leading edge in our target market niches;

                    .   Performance Measurement
                    .   Strategic Management Process
                    .   Organization Learning
                    .   Knowledge Management

If we succeed, we are able to create economic leverage, both for our clients and ourselves.

Over the years, through our personal roots and associations, we have found that strong relations with the faculty of leading universities help to foster the innovation which is so important to us. We have also found that such relations, if managed properly, can meet a range of professional and economic objectives for the faculty member as well.

Our goal at Renaissance is to build relations with a small number of faculty members like yourself, whose professional interests are closely aligned to ours. The relations will be built on approaches which create professional and economic benefits for both parties.
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2.  Objectives

The objectives for this agreement are several:

                    . Leverage you, as a continuing source of stimulation and ideas for our clients and products.
                    . Create a source of marketing referrals from you which RSI can convert to revenue.
                    . Provide a vehicle to implement your ideas and approaches in our client organizations.
                    . Permit you to achieve economic benefit from the execution of your work or association.

3.  Compensation

A.  Fee for Service Compensation

You would be paid your normal consulting per diem rates for participation in conferences, research programs and billable client engagements. Compensation will be paid on a quarterly basis based on billings collected during that period.

B.  Referral Fees

RSI will pay to you a "referral fee" on all client billable work obtained by RSI primarily as a result of your direct referral, according to the following schedule:

                    . 5% of the professional fees on the first $1,000,000 collected from the client; 3.5% on the second $1,000,000 collected from the client; and 2% thereafter.

The referral fee will be paid on all professional fees collected from that client/division during the two-year period following the referral. No referral fee would be paid thereafter. All referral fees will be paid on a quarterly cycle based on collections made during that quarter. This referral fee only applies to an engagement greater than $100,000.

C.  Attribution for Joint Method/Product Development

Our goal is to work with you to jointly develop methodologies and/or products related to the faculty member's areas of special knowledge. When new methodologies are developed with you which are imbedded, but independent of other RSI methods, RSI will provide attribution to the faculty member as follows:
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                    .   when annual revenues from the new methodology/product
                        reach a level of $2 million per year, options on 5,000 shares of RSI (at current market prices) would be awarded;

                    . when annual revenues from the new methodology/product reach a level of $5 million per year, options for additional 10,000 shares of RSI common stock (at current market prices) would be awarded;

                    . 10,000 additional options would be awarded for each $5 million increase in annual revenues.

These unique new methodologies would be the exclusive property of RSI.

4.  Exclusivity

RSI will be the sole consulting firm with which you will contract and work with respect to such joint PI Method/Product Development created under section 3.

5.  Confidentiality

During the course of this relationship, it is expected that RSI will furnish you with some of RSI's Confidential Information. This includes information regarding the business and procedures of RSI, RSI's consulting methodologies and attendant tools, lists of RSI clients, RSI employees, access to RSI's Voice Mail System and other trade secrets or confidential and proprietary information for RSI or its clients. You agree not to use such Confidential Information at any time in the future, whether or not protected by trade laws, for any purpose other than your engagement under this agreement, unless authorized in writing by RSI to do so. You also agree to return promptly all written Confidential Information (in whatever form furnished) without retaining copies or extracts thereof when association with RSI has ended or as otherwise requested by RSI. Additionally, when you are working with methodologies and tools proprietary to RSI, you will review and gain approval from RSI for any publications associated with work so that you do not inadvertently disclose any trade secrets.

For purposes of this Agreement, the term Confidential Information does not include any information which is available generally to the public by means of proper disclosure by someone other than you. Nor does it include information which you have developed or will develop without assistance from RSI.

6.  Entire Agreement

This is the entire agreement between RSI and you. Any changes are to be in writing and based upon our mutual agreement.
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7.  Termination

This agreement shall continue unless terminated by either party upon not less than 90 days written notice to the other.

AGREED TO AND ACCEPTED AS OF THIS 22ND DAY OF JULY, 1996.

Renaissance Solutions, Inc.



By: /s/ George A. McMillan                       By: /s/ John F. Rockart
   ------------------------                      ------------------------
   George A. McMillan                            John F. Rockart
   Vice President, Chief Financial
     Officer and Chief Operating Officer